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                         ARTICLES OF AMENDMENT TO THE
                      ARTICLES OF INCORPORATION (CHARTER)
                                      OF
                           ATLANTA GAS LIGHT COMPANY

                                      I.

                                CORPORATE NAME

     The name of the corporation is: Atlanta Gas Light Company.

                                      II.

                                   AMENDMENT

     Effective the date hereof, the Articles of Incorporation (Charter) of Atlanta Gas Light Company (the "Company") hereby are amended by deleting Section 6.01(a) of the Charter in its entirety and substituting in lieu therof the following:

     "Section 6.01(a). Board of Directors. The business and property of the Company shall be conducted and managed by a Board of Directors, which shall consist of such number of Directors as shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors and otherwise in compliance with the Company's By-Laws."

     All other provisions of the Charter remain unchanged.

                                     III.

                             ADOPTION OF AMENDMENT

     This Amendment was duly adopted on August 5, 1996, having been approved on such date by the Company's shareholders, as required by Section 14-2-1003 of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation (Charter) to be duly executed by its authorized officer as of the 3rd day of October 1996.

                                       ATLANTA GAS LIGHT COMPANY


                                       By: /s/ Melanie M. Platt
                                           ----------------------------------
                                           Melanie M. Platt,
                                           Corporate Secretary